UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2024

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 2, 2024, Coherus BioSciences, Inc., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and between the Company and Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Intas”). Capitalized terms used but not defined herein have those meanings set forth in the Purchase Agreement.

Asset Purchase Agreement

Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Company has agreed to divest its UDENYCA® (pegfilgrastim-cbqv) franchise, including UDENYCA ONBODY™, the Company’s on-body injector presentation of UDENYCA® (pegfilgrastim-cbqv) (collectively, the “Business”) to Intas for $483.4 million in cash, inclusive of $118.4 million of UDENYCA® product inventory (the “Inventory Target”), subject to downward adjustment by the amount of inventory actually delivered at the Closing less than the Inventory Target (such divestment, the “Transaction”). In addition, the Company is also eligible to receive two additional payments of $37.5 million each. The first such payment is payable by Intas to the Company if Net Sales of UDENYCA® for four consecutive fiscal quarters within the first five full fiscal quarters following the consummation of the Transaction are equal to or greater than $300 million, and the second such payment is payable by Intas to the Company if Net Sales of UDENYCA® for four consecutive fiscal quarters within the first seven full fiscal quarters following the consummation of the Transaction are equal to or greater than $350 million.

The stockholders of the Company will be asked to vote on the adoption of the Purchase Agreement and the approval of the consummation of the Transaction at a special stockholder meeting that will be held following the preparation and mailing by the Company of a proxy statement relating to such special meeting. The board of directors of the Company (the “Company Board”) has unanimously approved and declared the Purchase Agreement and the transactions contemplated thereby, including the Transaction, to be in the best interest of the Company and its stockholders, and resolved to recommend that the stockholders of the Company adopt the Purchase Agreement.

Assuming the satisfaction of the conditions set forth in the Purchase Agreement, the Company anticipates the transactions contemplated thereby to close in the first quarter of 2025.

Consummation of the Transaction is not subject to a financing condition, but is subject to customary closing conditions, including (i) approval of the Company’s stockholders, (ii) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) clearance from Committee on Foreign Investment in the United States or any member agency thereof acting in its capacity as a member agency, (iv) absence of any order or injunction prohibiting the consummation of the Transaction, (v) subject to customary materiality qualifiers, the accuracy of the representations and warranties contained in the Purchase Agreement and compliance with the covenants contained in the Purchase Agreement, (vi) no Material Adverse Effect having occurred since the date of the Purchase Agreement, and (vii) certain additional closing conditions related to packaging by the Company’s packaging and labeling contract manufacturing organizations (“CMOs”) for UDENYCA and U.S. Food and Drug Administration authorization of commercial supply from the Company’s additional packaging and labeling CMO for UDENYCA®.

The Company will be subject to customary “no-shop” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate and engage in discussions or negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate or engage in discussions or negotiations with and afford access to, third parties with respect to an Acquisition Proposal if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal , and the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law.

Prior to obtaining stockholder approval for the adoption of the Purchase Agreement and the Transaction, the Company Board may, in certain circumstances, effect a Change of Recommendation with respect to a Superior Proposal, subject to complying with specified notice requirements to Intas and other conditions set forth in the Purchase Agreement.

The Purchase Agreement also includes customary termination provisions for both the Company and Intas. If the Purchase Agreement is terminated (i) by the Company in connection with the Company entering into an acquisition agreement (an “Alternative Acquisition Agreement”) relating to an acquisition proposal (an “Acquisition Proposal”) in respect of an Acquisition Proposal that the Company Board determines in good faith to result in a transaction more favorable to the Company than the transactions contemplated by the Purchase Agreement, (ii) by either the Company or Intas if the Company Board has withdrawn, qualified or modified its recommendation that the Company’s stockholders vote to authorize the transactions contemplated by the Purchase Agreement, or (iii) in certain other circumstances set forth in the Purchase Agreement, then in each case, a termination fee will be payable by the Company to Intas in the amount of $16.8 million. Upon termination by the Company in certain circumstances, the Company will be required to pay Intas a termination fee of $1.0 million. In addition to the foregoing termination rights, and subject to certain limitations, the Company or Intas may terminate the Purchase Agreement if the waiting period under the HSR Act has not expired or terminated by February 18, 2025.

The Purchase Agreement also provides for customary indemnification rights related to breaches of certain representations of the Company, and certain other matters, including that Intas has purchased a buyer-side representation and warranty insurance policy (the “RWI Policy”). The indemnification obligations of the Company are subject to the limitations set forth in the Purchase Agreement, including the limitation that any losses subject to indemnification shall be satisfied first from Intas’ RWI Policy.

The Purchase Agreement contains customary representations, warranties and covenants related to the Business and the Transaction that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. The covenants include, among other things, (a) customary operating restrictions on the conduct of the Business during the period from the execution of the Purchase Agreement to the closing of the Transaction and (b) certain non-competition and non-solicitation agreements.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Purchase Agreement has been attached as an exhibit to provide investors and stockholders with information regarding its terms. The representations and warranties of the Company and Intas contained in the Purchase Agreement have been made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations and warranties (a) have been made only for purposes of the Purchase Agreement, (b) have been qualified by confidential disclosures made to the Company and Intas in connection with the Purchase Agreement, (c) are subject to materiality qualifications contained in the Purchase Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (e) have been included in the Purchase Agreement for the purpose of allocating risk between the Company and Intas rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or Intas or their respective subsidiaries, affiliates or businesses. Investors and security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Intas or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01	Regulation FD Disclosure

On December 3, 2024 the Company announced that it had entered into the Purchase Agreement. A copy of the press release is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

The information in Item 7.01 of this Current Report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”).

Forward-Looking Statements

The statements in this Current Report on Form 8-K include express or implied forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about the proposed transaction between the Company and Intas that involve risks and uncertainties relating to future events and the future performance the Company and the UDENYCA business. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity,” “likely,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding: the Purchase Agreement and related matters, including, but not limited to, satisfaction of closing conditions to consummate the proposed transaction including obtaining required stockholder and regulatory approvals, prospective performance and opportunities with respect to the Company or the Business, achievement of earn-out milestones, post-closing operations and the outlook for the Company or the Business; the Company’s targets, plans, objectives or goals for future operations, including those related to the Business, product candidates, research and development, and product candidate approvals; projections of or targets for revenues, costs and other financial measures; future economic performance; statements about the potential use of proceeds from the transaction and the assumptions underlying or relating to such statements.

These forward-looking statements are based on the Company’s current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, assumptions and changes in circumstances, many of which are beyond the control of the Company. A number of important factors, including those described in this Current Report on Form 8-K, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing for completion of the proposed transaction; uncertainties as to the Company’s ability to obtain the approval of its stockholders required to consummate the proposed transaction; the possibility that competing offers will be made by third parties; uncertainties of payment of the earn-outs in the future; the occurrence of any event, change or other circumstance that may give rise to a right of one or both of Intas and the Company to terminate the Purchase Agreement, including in circumstances requiring the Company to pay a termination fee; the possibility that the proposed transaction may not be completed in the time frame expected by the Company including on a timely basis or at all, including due to the possibility that a governmental entity may prohibit, delay, or refuse to grant approval, if required, for the consummation of the proposed transaction (or only grant approval subject to adverse conditions or limitations); the proposed transaction disrupts the Company’s current plans and operations or diverts the attention of the Company’s management or employees from ongoing business operations; the risk that the Company may not realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with the Company’s employees, suppliers, business or collaboration partners or governmental entities, or other third parties as a result of the proposed transaction; the ability to retain and hire key personnel; significant or unexpected costs, charges or expenses resulting from the proposed transaction; the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the Company after the consummation of the proposed transaction; potential negative effects related to this announcement or the consummation of the proposed transaction on the market price of the Company’s common stock and/or the Company’s operating or financial results; uncertainties as to the long-term value of the Company’s common stock; and the nature, cost and outcome of any litigation and other legal proceedings involving the transaction, the Company or its directors, including any legal proceedings related to the proposed transaction.

While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. There can be no assurance that the transaction described above will in fact be consummated in the manner described or at all. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements see the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the SEC on November 6, 2024, as updated by the Company’s subsequent periodic reports filed with the SEC and, when available, the proxy statement of the Company relating to the proposed transaction. Any forward-looking statements speak only as of the date of this Current Report on Form 8-K and are made based on the current good faith beliefs and judgments of the Company’s management, and the reader is cautioned not to rely on any forward-looking statements made by the Company. Unless required by law, the Company is not under any duty and undertakes no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company expects to file with the SEC a proxy statement on Schedule 14A, and it may also file other documents regarding the proposed transaction with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE PROPOSED TRANSACTION.

You may obtain a free copy of the proxy statement and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.coherus.com/sec-filings or by contacting the Company’s Investor Relations Department at IR@coherus.com.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement for its 2024 Annual General Meeting, which was filed with the SEC on April 15, 2024 and other documents that may be filed from time to time with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
2.1	Asset Purchase Agreement, by and between Coherus BioSciences, Inc. and Intas Pharmaceuticals Ltd., dated December 2, 2024.*

99.1	Press Release of Coherus BioSciences, Inc., dated December 3, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits or schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2024	COHERUS BIOSCIENCES, INC.

	By:	/s/ Dennis M. Lanfear
	Name:	Dennis M. Lanfear
	Title:	Chief Executive Officer